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                                                                   EXHIBIT 99.2


[PROVINCE HEALTHCARE LOGO]


                                             NEWS RELEASE
                                             FOR IMMEDIATE RELEASE

                                             CONTACT: MERILYN H. HERBERT
                                             VICE PRESIDENT, INVESTOR RELATIONS
                                             (615)370-1377


                PROVINCE HEALTHCARE TO ACQUIRE VIRGINIA HOSPITAL

         Bentwood, TN, March 14, 2002 - Province Healthcare Company (Nasdaq:PRHC) announced today the signing of a definitive agreement to acquire Memorial Hospital of Martinsville and Henry County in Martinsville, Virginia. The acquisition will close after review and approval by the Attorney General of the Commonwealth of Virginia.

         The 237-bed facility is being acquired from Memorial Health System, Inc., a 501(c)(3) corporation. The hospital is the only hospital in the county, is one to three hours away from major medical centers and serves a population in excess of 100,000. Current annual revenues are approximately $80.3 million.

         Martin S. Rash, Chairman and Chief Executive Officer of Province Healthcare, said, "We are particularly pleased to announce this acquisition. Martinsville is an unusual opportunity as the hospital will support more physicians and more intense services, and require less capital than we usually see in an acquisition. We expect the hospital ultimately to generate margins at the upper end of our Company average. Pricing on acquisitions remains within our target of 4 - 6 times first year projected EBITDA."

         Province Healthcare is a provider of health care services in attractive non-urban markets in the United States. The Company owns or leases 19 general acute care hospitals in eleven states with a total of 2,156 licensed beds. The Company also provides management services to 35 non-urban hospitals in 13 states with a total of 2,776 licensed beds.

         Certain statements contained in this release, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include projections of revenues, income or loss, capital expenditures, capital structure, or other financial items, statements regarding the plans and objectives of management for future operations, statements of future economic performance, statements of the assumptions


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underlying or relating to any of the foregoing statements, and other statements which are other than statements of historical fact. These statements are based on current estimates of future events, and the Company has no obligation to update or correct these estimates unless considered material to the Company. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, risks associated with general economic and business conditions, the effect of future governmental regulations, receipt of approvals from government authorities, changes in reimbursement levels by government programs, including Medicare and Medicaid or other third party payors, and the Company's ability to successfully complete and integrate acquisitions. Those and other risks are described in the Company's reports and filings with the Securities and Exchange Commission.

CONTACT: Merilyn H. Herbert, Province Healthcare Company (PRHC) at
(615)370-1377